Exhibit 10.1

PRIVILEGED SETTLEMENT COMMUNICATION

Heller v. Quovadx et. Al,
Case No. C04-CV-0665- RPM
United States District Court for the District of Colorado

MEMORANDUM OF UNDERSTANDING

The parties to this litigation (the “Parties”), by and through their undersigned attorneys (“Plaintiff’s Lead Counsel” on behalf of Plaintiff and the Class, and “Defendants’ Counsel” on behalf of Defendants), have reached an agreement in principle for the settlement of the above-captioned action (the “Action”) on the terms set forth below and subject to court approval. This Memorandum of Understanding (“MOU”) outlines the general terms of the proposed settlement (the “Settlement”) and is intended to be used as a basis for drafting a Stipulation and Agreement of Settlement (the “Stipulation”) and accompanying papers which shall embody the terms set forth herein and such other and consistent terms as are agreed upon by counsel for the Parties.

1. For purposes of this Settlement, the Class shall be defined as: all persons who purchased or acquired QUOVADX common stock between October 22, 2003 and March 15, 2004 (the “Class Period”). Excluded from the Class are Defendants and their related parties. This settlement applies to all claims arising under §10(b) and Rule 10b-5 during the Class Period.

2. Quovadx shall pay $3,000,000 (Three Million Dollars) and shall cause Genesis Insurance Company and Old Republic Insurance Company to pay, collectively, $7,000,000 (Seven Million Dollars), for a total of $10,000,000 (Ten Million Dollars) (the “Settlement Fund”), in settlement of the claims against defendants, to be deposited within ten (10) business days from the date of this MOU into an interest-bearing account designated by Plaintiff’s Lead Counsel. Failure to make full payment into the Settlement Fund by the deadline set herein shall result in immediate termination of the MOU and the settlement contemplated hereby.

3. Within a reasonable time after the execution of this MOU, the Parties shall advise the Court of this MOU and shall seek a stay of all pending motions and schedules pending effectuation of the Settlement.

4. Following execution of this MOU, the Parties and their counsel shall use their best efforts to finalize and execute the Stipulation and such other documentation as may be required or appropriate in order to obtain approval by the Court of the Settlement of the Action upon the terms set forth in this MOU. Promptly upon execution of the Stipulation, the Parties shall apply to the Court for preliminary approval of the Settlement and for the scheduling of a hearing for consideration of final approval of the Settlement and Plaintiff’s Lead Counsel’s application for an award of attorneys’ fees and expenses.

5. The Parties intend that this MOU will lead to a final settlement of the Action and shall use their best efforts to negotiate a binding Stipulation to be submitted to the Court for preliminary and final approval.

6. The Stipulation shall provide for the dismissal the Action with prejudice upon final approval of the Settlement and the final judgment shall contain the usual release of all claims in this type of action, subject to the limitation in the last sentence of this paragraph, including “unknown claims” as defined in California Civil Code Section 1542, arising out of, relating to, or in connection with, the purchase or acquisition of QUOVADX common stock during the Class Period which have been or could have been asserted by any member of the Class in the Action against the Defendants. Defendants shall release Plaintiff, the members of the Class and their counsel from any claims relating to the institution, prosecution or settlement of the Action. This release, however, shall not apply to any claims arising under §11 of the Securities Act of 1933 and that are the subject of Henderson v. Quovadx, et al., No. 4-CV-1006- RPM, (D. Colo.) which are specifically excluded from this Settlement.

7. The Stipulation shall also provide (among other terms) that:

(a) the Parties shall seek from the Court an order of preliminary approval of the Stipulation and Settlement and directing that notice of pendency and settlement be provided to the Class;

(b) the consideration described in paragraph 2 above shall be timely provided;

(c) Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law, and state that they are entering into this Settlement to eliminate the burden and expense of further litigation;

(d) neither the Settlement nor any of its terms shall constitute an admission or finding of wrongful conduct, acts or omissions;

(e) Plaintiff, Defendants, and their counsel shall not make any applications for sanctions, pursuant to Rule 11 of the Federal Rules of Civil Procedure (“F.R.Civ.P.”) or other court rule or statute, with respect to any claims or defenses in this Action. The Defendants agree that the litigation was filed in good faith and in accordance with F.R.Civ.P 11, and is being settled voluntarily by the defendants after consultation with competent legal counsel. The Defendants may issue a press release announcing the Settlement, but may not contradict this language.

(f) the allocation of the Settlement Fund among the members of the Class shall be subject to a plan of allocation to be proposed by Plaintiff’s Lead Counsel and approved by the Court. Defendants will take no position with respect to such proposed plan of allocation or such plan as may be approved by the Court, such plan of allocation is a matter separate and apart from the proposed Settlement between the Parties and any decision by the Court concerning the plan of allocation shall not affect the validity or finality of the proposed Settlement;

(g) that Defendants take no position with respect to any questions concerning Plaintiff’s Lead Counsel’s request or award of attorneys’ fees and reimbursement of expenses and such matters are not the subject of any agreement between the Parties other than what is already set forth above; and,

(h) that Plaintiff’s Counsel may apply for and receive an award of attorneys’ fees and reimbursement of expenses from the Settlement Fund in such amounts as may be approved by the Court and that any cash amount included in such award shall be paid to Plaintiff’s Lead Counsel immediately upon the Court’s approval of the Settlement and award, subject to each counsel’s obligation to pay back any such amount if, or to the extent that, the award order is amended or does not become final.

8. In addition to the Stipulation, the Parties will enter into a separate confidential agreement, allowing Quovadx to terminate the Settlement in the event that Class members holding in excess of [*]% ([*] percent) of the total number of shares that are included in the Class opt out of the settlement.

9. The Parties agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1. Plaintiff’s Lead Counsel shall administer the account. All reasonable costs and expenses of class notice and administration of the Settlement shall be paid from the Settlement Fund when incurred. The account funds, less any amounts incurred for notice, administration, and/or taxes shall revert to the person(s) making the deposits if the Settlement does not become effective.

10. Plaintiff’s Lead Counsel may designate the settlement claims administrator, subject to Court approval. The Company shall provide or cause to be provided to the settlement claims administrator its shareholder lists as appropriate for providing notice to the Class.

11. If the Settlement outlined in this MOU is not approved by the Court or is terminated: (a) the Settlement shall be without prejudice, and none of its terms shall be effective or enforceable, except to the extent costs of notice and administration have been incurred or expended pursuant to paragraph 7 above; (b) the Parties shall revert to their litigation positions immediately prior to the execution of this MOU; and (c) the fact and terms of this Settlement shall not be admissible in any trial of this Action; and (d) Plaintiff’s Lead Counsel shall direct that all amounts then remaining in the interest-bearing account identified in paragraph 2 hereof be deposited promptly into an escrow account to be designated jointly by Defendants’ Counsel within ten (10) days from the date on which the court declines to approve the settlement or on which the settlement is terminated.

12. This MOU may be executed in counterparts, including by signature transmitted by facsimile. Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument. The undersigned signatories represent

[*] We are seeking confidential treatment of these terms which have been omitted. The confidential portions have been filed separately with the Securities and Exchange Commission.

that they have authority from their clients to execute this MOU. The terms of this MOU and Settlement shall inure to and be binding upon the Parties and their successors in interest.

IT IS HEREBY AGREED by the undersigned.

LERACH, COUGHLIN, STOIA, GELLER,
RUDMAN & ROBBINS LLP

By:	/s/ Jeffrey W. Lawrence
Jeffrey W. Lawrence
Attorneys for Lead Plaintiff

Dated: March   , 2006

WILSON SONSINI GOODRICH & ROSATI

By:	/s/ Nina Locker
Nicki Locker
Attorneys for Defendants

Dated: April 4, 2006

ROTHGERBER JOHNSON & LYONS LLP

By:	/s/ Frederick J. Baumann
Frederick J. Baumann
Attorneys for Defendants Lorine Sweeney
and Gary Scherping

Dated: April 4, 2006